Exhibit 99.1

Innodata Reports Fourth Quarter and Fiscal Year 2015 Results

NEW YORK – February 24, 2016 – INNODATA INC. (NASDAQ: INOD) today reported results for the fourth quarter and the 12 months ended December 31, 2015.

•	Total revenue was $15.5 million in the fourth quarter of 2015, a 3% sequential increase from $15.1 million in the third quarter of 2015 and an approximately 2% decline from $15.9 million in the fourth quarter of 2014.

•	Net loss was $0.6 million in the fourth quarter of 2015, or $(0.02) per diluted share, compared to net income of $0.4 million in the third quarter of 2015, or $0.02 per diluted share. Net loss in the fourth quarter of 2014 was $0.3 million, or $(0.01) per diluted share.

The fourth quarter 2015 results were impacted by a $400,000 expense accrual for retroactive bonuses required to be paid in India under recent legislation that is being contested in the courts, $250,000 in incremental, one-time non-cash stock-based compensation charges, and a reversal of a $200,000 expense accrual.

•	Total revenue for the 12 months ended December 31, 2015 was $58.5 million, a 1% decline from $59.1 million in 2014. Net loss for the 12 months ended December 31, 2015 was $2.8 million, or $(0.11) per diluted share. Net loss for the 12 months ended December 31, 2014 was $1.0 million, or $(0.04) per diluted share.

•	Adjusted EBITDA (as defined below) was $0.9 million in the fourth quarter of 2015, compared to $1.7 million in the third quarter of 2015 and $1.0 million in the fourth quarter of 2014. Adjusted EBITDA for the 12 months ended December 31, 2015 was $1.9 million, a decrease of $1.1 million from $3.0 million for the same period in 2014.

•	Cash, cash equivalents and investments were $24.9 million at December 31, 2015 and September 30, 2015.

Jack Abuhoff, Chairman and CEO, said, “In the fourth quarter revenue on a constant currency basis increased sequentially in all of our reporting segments. In our Content Services (CS) segment, revenue increased by $200,000 to $13.7 million as a result of seasonal demand from a large e-Book customer. In terms of new engagements, we secured an ongoing, recurring revenue engagement valued at approximately $550,000 of revenue per year maintaining data repositories for a provider of information to insurance companies, and a new project to build a scientific data product for one of our large customers worth approximately $1.4 million in revenue over two years.”

Abuhoff continued, “In our Innodata Advanced Data Solutions (IADS) segment, revenue expanded to $700,000 in the fourth quarter, up from $500,000 in the third quarter, and we commenced providing services for one of the largest providers of life insurance in the U.S. We ended the year with 10 revenue-generating clients. We are pre-launch testing our new Synodex 4.0 product release with two life insurance companies. Seventeen active client prospects have expressed interest in the new release and we will be scheduling demonstrations with them after we complete pre-launch testing.

“In our Media Intelligence Solutions (MIS) segment, fourth quarter revenue from our flagship MediaMiser subscription products increased sequentially from the third quarter by approximately 7% on a constant currency basis, which was offset by a 5% decline in the value of the Canadian dollar. In 2015 we initiated several new sales and marketing programs in our MIS segment to drive growth. As a result of these programs, we ended the year with 125 customers for our MediaMiser subscription products, up from 104 at the beginning of the year, and we experienced 27% revenue growth on a constant currency basis from the fourth quarter of 2014 to the fourth quarter of 2015.”

Abuhoff concluded, “We anticipate revenue in the first quarter of 2016 to be in the range of $14.6 - 15.2 million, consisting of Content Services revenue in the range of $12.8 - 13.1 million, IADS revenue in the range of $0.7 - 0.9 million and MIS revenue in the range of $1.1 - 1.2 million.”

Non-GAAP Financial Measures

This press release and the accompanying tables include references to Adjusted EBITDA, which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) attributable to Innodata Inc. and subsidiaries in accordance with GAAP before income taxes, depreciation, amortization of intangible assets, stock-based compensation, loss attributable to non-controlling interests and interest income (expense). We believe Adjusted EBITDA is useful to our management and investors in evaluating our operating performance and for financial and operational decision-making purposes. In particular, it facilitates comparisons of the core operating performance of our company from period to period on a consistent basis and helps us identify underlying trends in our business. We believe it provides useful information about our operating results, enhances the overall understanding of our past performance and future prospects, and allows for greater transparency with respect to key metrics used by management in our financial and operational decision making. We use this measure to establish operational goals for managing our business and evaluating our performance.

Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for results reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect tax payments, and such payments reflect a reduction in cash available to us;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs or for our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA excludes the potential dilutive impact of stock-based compensation expense related to our workforce, interest income (expense) and net loss attributable to non-controlling interests, and these items may represent a reduction or increase in cash available to us;
•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and
•	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should be considered alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results.

A reconciliation from net loss to Adjusted EBITDA is attached to this release.

Timing of Conference Call with Q&A

Innodata will conduct an earnings conference call, including a question-and-answer period, at 11:00 AM eastern time today. You can participate in this call by dialing the following call-in numbers:

1-888-510-1765 (Domestic)

1-719-457-2627 (International)

1-888-203-1112 (Domestic Replay)

1-719-457-0820 (International Replay)

Pass code on both: 4969399

Investors are also invited to access a live Webcast of the conference call at the Investor Relations section of www.innodata.com. Please note that the Webcast feature will be in listen-only mode.

Call-in or Webcast replay will be available for 30 days following the conference call.

About Innodata

Innodata (NASDAQ: INOD) is a global digital services and solutions company. Innodata’s technology and services power leading information products and online retail destinations around the world. Innodata’s solutions help prestigious enterprises harness the power of digital data to re-imagine how they operate and drive performance. Innodata serves publishers, media and information companies, digital retailers, banks, insurance companies, government agencies and many other industries.

Founded in 1988, Innodata comprises a team of 5,000 diverse people in 8 countries who are dedicated to delivering services and solutions that help the world’s businesses make better decisions.

Innodata honors include EContent Magazine’s EContent 100, KMWorld Magazine’s 100 Companies That Matter in Knowledge Management, the International Association of Outsourcing Professionals’ (IAOP) Global Outsourcing Top 100, D&B India’s Leading ITeS and BPO Companies and the Black Book of Outsourcing’s Top List of Leading Outsourcing Providers to the Printing and Publishing Business.

Forward Looking Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “project,” “head start,” "believe," "expect," “should,” "anticipate," "indicate," "point to," “forecast,” “likely,” “goals,” “optimistic” and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, including without limitation, that contracts may be terminated by clients; projected or committed volumes of work may not materialize; our Innodata Advanced Data Solutions (“IADS”) segment is a venture formed in 2011 with minimal revenue to date, that has incurred losses since inception and has recorded impairment charges for all of its fixed assets; we currently intend to continue to invest in IADS; the primarily at-will nature of contracts with our Content Services clients and the ability of these clients to reduce, delay or cancel projects; continuing Content Services segment revenue concentration in a limited number of clients; continuing Content Services segment reliance on project-based work; inability to replace projects that are completed, canceled or reduced; difficulty in integrating and deriving synergies from acquisitions, joint venture and strategic investments; potential undiscovered liabilities of companies that we may acquire; depressed market conditions; changes in external market factors; the ability and willingness of our clients and prospective clients to execute business plans which give rise to requirements for our services; changes in our business or growth strategy; the emergence of new or growing competitors; various other competitive and technological factors; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

Our actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements will occur.

We undertake no obligation to update or review any guidance or other forward-looking information, whether as a result of new information, future developments or otherwise.

Company Contact

Raj Jain

Vice President

Innodata Inc.

rjain@innodata.com

(201) 371-8024

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(Dollars in thousands, except per-share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Revenues	$15,523	$15,892	$58,523	$59,076

Operating costs and expenses:
Direct operating expenses	11,372	11,622	43,939	43,905
Selling and administrative expenses	4,442	4,477	16,796	16,412
Impairment charges	-	374	-	374
Interest expense (income), net	8	(31)	(31)	(95)
Total	15,822	15,442	60,704	60,596
Loss before provision for income taxes	(299)	(550)	(2,181)	(1,520)
Provision for (benefit from) income taxes	440	(107)	1,203	406
Net loss	(739)	(443)	(3,384)	(1,926)
Loss attributable to non-controlling interests	146	162	558	952
Net loss attributable to Innodata Inc. and Subsidiaries	$(593)	$(281)	$(2,826)	$(974)

Loss per share attributable to Innodata Inc. and Subsidiaries:
Basic and diluted	$(0.02)	$(0.01)	$(0.11)	$(0.04)
Weighted average shares outstanding:
Basic and diluted	25,471	25,337	25,401	25,232

Comprehensive income (loss):
Net loss attributable to Innodata Inc. and Subsidiaries	$(593)	$(281)	$(2,826)	$(974)
Pension liability adjustment, net of taxes	996	584	1,026	613
Change in fair value of derivatives	115	(112)	172	239
Foreign Currency Translation Adjustment	(182)	(256)	(995)	(447)
Comprehensive income (loss) attributable to Innodata Inc. and
Subsidiaries	$336	$(65)	$(2,623)	$(569)

Supplemental Financial Data:
Adjusted EBITDA	$895	$999	$1,887	$2,961

 INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$24,908	$24,216
Accounts receivable, net	9,249	10,445
Prepaid expenses and other current assets	2,900	3,020
Deferred income taxes	282	254
Total current assets	37,339	37,935
Property and equipment, net	4,723	5,915
Other assets	2,330	2,718
Deferred income taxes	1,382	1,397
Intangibles	3,987	5,261
Goodwill	1,476	1,635
Total assets	$51,237	$54,861

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$4,562	$4,698
Accrued salaries, wages and related benefits	4,905	4,464
Income and other taxes	1,255	1,325
Current portion of long term obligations	1,582	1,606
Deferred income taxes	76	75
Total current liabilities	12,380	12,168
Deferred income taxes	716	879
Long term obligations	3,436	5,540
Non-controlling interests	(3,507)	(2,949)
STOCKHOLDERS' EQUITY	38,212	39,223
Total liabilities and stockholders’ equity	$51,237	$54,861

INNODATA INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

(Dollars In thousands)

Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2015	2014	2015	2014

Net loss attributable to Innodata Inc. and Subsidiaries	$(593)	$(281)	$(2,826)	$(974)
Depreciation and amortization	660	896	2,773	3,046
Stock-based compensation	526	310	1,326	1,156
Impairment charges	-	374	-	374
Provision for (benefit from) income taxes	440	(107)	1,203	406
Interest expense (income), net	8	(31)	(31)	(95)
Non-controlling interests	(146)	(162)	(558)	(952)
Adjusted EBITDA	$895	$999	$1,887	$2,961